SHAREHOLDERS AGREEMENT
THIS SHAREHOLDERS AGREEMENT (this Agreement)
is made as of March 14, 2016 by and among,
the Shareholders identified (or here after
identified) on Schedule 1 hereto (each a
Shareholder and collectively the
Shareholders), and SENSORY PERFORMANCE
TECHNOLOGY, INC, a Delaware corporation (the
Corporation).
BACKGROUND
The Shareholders each currently own the
number of shares of preferred and common
stock in the Corporation shown in the
following table on Schedule I attached
hereto collectively, and together with any
shares of capital stock in the Corporation
hereafter owned by any of the Shareholders
(the Stock).
The Shareholders and the Corporation wish to
promote their mutual interests by imposing
certain restrictions upon the transfer of
the Stock, and providing for the sale and
purchase of the Stock under certain
circumstances, and agreeing upon how the
Stock should be voted.
TERMS AND CONDITIONS
NOW, THEREFORE, in consideration of the
foregoing and the terms and conditions set
forth herein, the parties hereto agree as
follows: RESTRICTION ON TRANSFER. Except as
otherwise specifically set forth in this
Agreement, no Shareholders shall transfer
any shares of Stock or any interest therein
in any manner, voluntarily or involuntarily,
including, without limitation, by sale,
gift, pledge, grant of an option to
purchase, encumbrance, bequest, descent,
devise, operation of law (including
attachment, execution, legal process, or
bankruptcy or insolvency proceedings) or any
other disposition, and no such attempted
transfer shall be treated as effective for
any purpose.  After  the date of this
Agreement, the Corporation shall not allow
any person or entity to become a registered
holder of any shares of the Stock unless (a)
such shares were acquired by such person or
entity in accordance with this Agreement,
and (b) such person or entity agrees in
writing to be bound by this Agreement.
VOLUNTARY DISPOSITION. In the event a
Shareholder (the Transferor Shareholder)
wishes voluntarily to sell, make a gift of,
pledge, grant an option to purchase,
encumber, transfer or dispose of any
interest in all or any part of the Stock
owned by the Transferor Shareholder (the
Voluntarily Offered Stock) in any manner,
the Transferor Shareholder shall give the
Corporation and the other Shareholders (the
Remaining Shareholders) written notice of
such intention to dispose of the Voluntarily
Offered Stock, the terms of such disposition
(including price and terms of payment), the
name of the proposed transferee, and an
offer to sell all of the Voluntarily Offered
Stock to the Corporation and the Remaining
Shareholders in accordance with the
following: For a period of thirty (30) days
after receipt of such written notice, the
Corporation shall have the option to
purchase all or part of the Voluntarily
Offered Stock from the Transferor
Shareholder by giving written notice to the
Transferor Shareholder of the exercise
thereof. The decision of the Corporation to
exercise such option shall be made by its
CEOPresident, Ben White, exclusive of any
director who is also the Transferor
Shareholder. In the event the Corporation
does not exercise its option to buy all of
the Voluntarily Offered Stock within such
thirty (30) day period, the Remaining
Shareholders shall have an option to
purchase all or part of the Voluntarily
Offered Stock or any remaining portion
thereof, for an additional period of thirty
(30) days upon the same terms and conditions
as the Corporation, by giving written notice
to the Transferor Shareholder of the
exercise thereof. In  the event two or more
Shareholders wish to purchase the
Voluntarily Offered Stock, each such
Shareholder shall be entitled to purchase a
portion of the shares of the Voluntarily
Offered Stock in the same proportion as the
number of shares of Stock then owned by such
Shareholder bears  to the total number of
shares of Stock then owned by all such
Shareholders electing to purchase such
shares of the Voluntarily Offered Stock. The
purchase price and payment terms for the
Voluntarily Offered Stock shall be as
follows:  (i) if the proposed transfer is a
bona fide sale, the price and terms shall be
the same  as  those agreed  upon by the
Transferor Shareholder  and the  proposed
transferee   or
(ii) if the proposed transfer is by any
means other than a bona fide sale, the price
and terms shall be as set forth in Sections
5 and 6 hereof, respectively. The option of
the Corporation andor the Remaining
Shareholders to purchase the Voluntarily
Offered Stock shall be conditioned upon the
purchase of all the shares of the
Voluntarily Offered Stock. In the event the
Corporation andor the Remaining Shareholders
shall have failed to exercise the option to
purchase or shall have exercised their
option to purchase less than all of the
Voluntarily Offered Stock, the Transferor
Shareholder  shall be free for a period of
thirty (30) days thereafter to transfer all
of the Voluntarily Offered Stock in
accordance with the terms and to the
transferee set forth in the Transferor
Shareholders written notice of intended
disposition provided, however, the intended
transferee shall agree in writing to be
subject to such terms, conditions and
restrictions, if any, which the Corporation
and the Remaining Shareholders shall
require. INVOLUNTARY TRANSFER OF STOCK. In
the event of an involuntary transfer of any
shares of the Stock of a Shareholder by
operation of law or otherwise, including,
without limitation, transfer by virtue of
bankruptcy proceedings, divorce, insolvency
or creditors proceedings or arrangements of
any kind, execution or attachment, the
person or entity to whom or which such
shares of the Stock have been involuntarily
transferred (the Involuntary Transferee)
shall be deemed to offer to sell such shares
of the Stock (the Involuntarily Offered
Stock), at the price and upon the terms set
forth in Sections 6 and 7 hereof,
respectively, to the Corporation and the
Remaining Shareholders in accordance with
the following: For a period of thirty (30)
days after receipt of written notice of such
involuntary transfer, the Corporation shall
have the option to purchase all or part of
the Involuntarily Offered Stock from the
Involuntary Transferee by giving written
notice to the Involuntary Transferee of the
exercise thereof. The decision of the
Corporation to exercise its option shall be
made by its CEOPresident Ben White,
exclusive of any director who is also the
Involuntary Transferee or the Shareholder
whos Stock was transferred to the
Involuntary Transferee.In the event the
Corporation does not exercise its option to
buy all of the Involuntarily Offered Stock
within such thirty (30) day period, the
Corporation shall give written notice of the
option to all Remaining Shareholders, and
the Remaining Shareholders shall have  an
option to purchase all or part of the
Involuntarily Offered Stock or any remaining
portion thereof, for an additional period of
thirty (30) days upon the same terms and
conditions as the Corporation, by giving
written notice to the Involuntary Transferee
and the Corporation of the exercise thereof.
In the event two or more Shareholders wish
to purchase the Involuntarily Offered Stock,
each such Shareholder shall be entitled to
purchase a portion of the shares of the
Involuntarily Offered Stock in the same
proportion as the number of shares of the
Stock then owned by such Shareholder bears
to the total number of shares of Stock then
owned by all such Shareholders electing to
purchase such shares of the Involuntarily
Offered Stock. The Corporation andor the
Remaining Shareholders may purchase less
than all of the Involuntarily Offered Stock.
In the event that the Corporation andor the
Remaining Shareholders shall have failed to
exercise the option to purchase or shall
have exercised their option to purchase less
than all of the Involuntarily Offered Stock,
the involuntary transfer shall be permitted
as to that portion of the Involuntarily
Offered Stock for which such option is not
exercised provided, however, the Involuntary
Transferee shall agree in writing to  be
subject to such terms, conditions and
restrictions, if any, which the Corporation
and the Remaining Shareholders shall
require. DEATH OR DISABILITY OF A
SHAREHOLDER. Upon the death or disability of
any Shareholder (or the grantor of any trust
created for estate planning purposes holding
shares of the Stock), the Corporation shall
purchase, and said Shareholder or the
guardian, legal representative or heirs of
said Shareholder or the trustee, as the case
may be, shall sell, all of said Shareholders
shares of Stock. For purposes hereof,
disability shall be defined as a state  of
mental or physical illness of such a degree
that Shareholder, if employed by the
Corporation, is unable to render services to
the Corporation in the usual course of
business with reasonable  accommodation for
a period of six (6) months. The purchase
shall be at the price and upon the terms set
forth in Sections 6 and 7 below. The
determination of whether a Shareholder is
disabled shall initially be made by a
physician selected by the Shareholder or
hisher guardian, and the Shareholder shall
be obligated to pay for the services of this
physician. A written copy of the physicians
decision shall be sent to the Corporation.
Within thirty (30) days after receiving this
notice, the Corporation may dispute the
determination that the Shareholder is
disabled by sending a written notice to the
Shareholder seeking to be declared disabled
stating that the Corporation disputes the
decision regarding the Shareholders
disability. Following the giving of  the
Corporations notice, the Shareholder shall
be examined by a physician selected by the
CEOPresident Ben White, and the decision of
this physician shall be decisive. The date
on which the Shareholder is determined to be
disabled shall be the date on which the
initial physician sends a copy of hisher
determination to the Corporation however, if
the Corporation challenges this
determination then the date for
determination of disability shall be the
date on which the physician selected by the
CEOPresident Ben White renders hisher
decision on whether the Shareholder is
disabled. To the extent not paid by
insurance, the Corporation shall pay for the
services of the physician selected by the
CEOPresident Ben White and any related fees
and expenses, including for hospitalization,
tests and medical procedures. The
Corporation, as applicant, beneficiary and
owner, may purchase and maintain insurance
on the lives of any Shareholder in an amount
to be determined by its CEOPresident, Ben
White. Upon the death of any Shareholder
hereunder upon whose life the Corporation
owns insurance, the Corporation shall
promptly purchase said Shareholders shares
of Stock at the price and terms set forth in
Sections 6 and 7 below. The Purchase Price
of the Stock under this Section shall be
computed without including proceeds of life
insurance on the life of a Shareholder
payable to the Corporation. TERMINATION OF
EMPLOYMENT OF SHAREHOLDER. In the event a
Shareholder is employed by the Corporation
now or in the future and such Shareholders
employment by the Corporation is terminated,
the Corporation shall purchase, and the
Shareholder shall sell, all shares of the
Stock owned by the Shareholder, by giving
written notice of such exercise within sixty
(60) days of the date such Shareholders
employment is terminated. The purchase by
the Corporation shall be at the price and
upon the terms set forth in Sections 6 and 7
below. PURCHASE PRICE. The per share
purchase price for any Stock purchased
pursuant to Section 2 (except for any Stock
Purchased pursuant to Section 2(c)(i)),
Section 3, Section 4 or Section 5 hereof
shall be equal to the Fair Market Value
thereof. For purposes of this Agreement,
Fair Market Value means (a) the closing sale
price for a share of the Corporations common
stock
(i) on any national exchange on which the
Corporation is listed, or (ii) the National
Association  of Securities Dealers, Inc.
Automated Quotation System (NASDAQ),
provided such common stock is authorized for
quotation as a NASDAQ National Market System
Security for such date (or, if no sale is so
reported for such date, for the latest
preceding date on which such a sale was so
reported), or (b) if such common stock is
not so listed or authorized for quotation,
the price of such common stock determined by
the CEOPresident of the Corporation Ben
White, in good faith, from time to time, in
connection with either the grant of an
incentive stock option qualified under
Section 422 of the Internal Revenue Code of
1986 (the Code), as amended, or the sale  of
common stock in a private sale to a third
party in an arms-length transaction (the
Determined Value). Notwithstanding the
foregoing subsection, in the event that the
selling Shareholder (or a Shareholders
guardian, legal representative or heir, as
applicable) (the Seller) shall give the
Corporation written notice within fifteen
(15) days (forty-five (45) days in the case
of the death of a Shareholder) of the event
triggering such sale that the Determined
Value then in effect is not acceptable, or
if the Determined Value was determined more
than eighteen (18) months prior to the event
triggering the sale, the Corporation and
such Seller shall select a mutually
acceptable appraiser to determine the then
fair market per share value of the Stock. If
the Seller and the Corporation shall be
unable to agree upon an appraiser, each
shall select an appraiser and the two
appraisers so selected shall select a third
appraiser. Such third appraiser shall then
determine the per share fair market value of
the Stock. In either case, the Corporation
and the Seller shall equally share the costs
of such appraisal process and the appraised
per share value of the Stock shall dictate
the purchase price for purposes of the sale
and purchase of Stock mandated by Sections
2(c)(ii), 3, 4 and 5 hereof. Both the Seller
and the Corporation shall ensure that the
other receives a complete copy of the
appraisal. Any other Shareholder shall have
the right to inspect any such appraisal at
the offices of the Corporation. TERMS OF
SALE. The purchase and sale of the Stock
under Sections 2(c)(ii), 3, 4 or 5 hereof
shall be on the following terms: The closing
of the sale and purchase of the Stock (the
Closing) shall take place as promptly as
possible but in no event later than (i)
ninety (90) days after the expiration of the
Corporations option described in Section
2(a), for purchases being made pursuant to
Section 2 or (ii) ninety (90) days after the
expiration of the Corporations option
described in Section 3(a) for purchases
being made pursuant to Section 3 (iii)
ninety (90) days following the death of a
Shareholder or the date on which a
Shareholder is determined to be disabled for
purchases made pursuant to Section 4 or (iv)
(iii) ninety (90) days following the
termination of an employee-Shareholder for
purchases made pursuant to Section 5.
Notwithstanding the foregoing, in the event
an appraisal of the per share fair market
value is required pursuant to Section 6(b)
hereof, the closing shall occur within
thirty (30) days after receipt of the
appraisal by the Corporation. At the
Closing, the Transferor Shareholder or the
Shareholder, or the Shareholders guardian,
heirs or legal representative, or other
person or entity with power to transfer the
Stock, or the Involuntary Transferee, as the
case may be, shall deliver to each purchaser
of the Stock a stock certificate, properly
endorsed for transfer to the purchaser,
evidencing all of the shares of the
Corporation to be purchased hereunder, which
shares shall be free of all liens,
encumbrances, security interests,
restrictions, and other interests (except
any restrictions as set forth in this
Agreement). OBLIGATION TO PURCHASE. If the
Corporation is unable lawfully under
Delaware corporate law to purchase all of
the Stock which it is obligated to purchase,
it shall proceed to purchase those shares
which it is permitted lawfully to purchase,
and its obligation to purchase the remaining
shares shall be suspended until such time as
it is lawfully able to do so. The
Corporation shall be obligated to take, to
the extent deemed reasonable by its
CEOPresident, Ben White, such actions
permitted under Section 345 lawfully to
purchase and pay for such shares, including,
without limitation, revaluing its assets or
using alternative accounting practices and
principles. The Shareholders agree to vote
their respective shares as may be
appropriate or necessary to enable the
Corporation lawfully to purchase and pay for
all the shares of Stock to be purchased
provided, however, the Shareholders shall
not be obligated to personally guaranty such
indebtedness or contribute additional
capital to the Corporation. INSURANCE. The
Corporation, as applicant, beneficiary and
owner,  may purchase  and maintain life and
disability insurance on any or all of the
Shareholders in an amount to be determined
by the Corporations CEOPresident, Ben White.
Upon the death or disability of  such
Shareholder, the Corporation shall collect
the proceeds of such insurance and use the
same to purchase such Shareholders shares of
Stock as provided herein. The Corporation
shall retain any remaining proceeds. LEGEND
ON STOCK CERTIFICATE. Upon the execution of
this Agreement, the Shareholders shall
surrender all of their stock certificates
evidencing the Stock to the  Corporation for
the endorsement thereon of the following
legend:
THE CAPITAL STOCK REPRESENTED BY THIS
CERTIFICATE IS SUBJECT TO CERTAIN
RESTRICTIONS ON TRANSFERABILITY SET FORTH IN
A SHAREHOLDERS AGREEMENT AMONG THE
CORPORATION AND CERTAIN OF ITS SHAREHOLDERS,
AS  AMENDED FROM TIME    TO TIME, A COPY OF
WHICH IS ON FILE WITH THE SECRETARY OF THE
CORPORATION.
After endorsement, the certificates shall be
returned to the Shareholders who shall,
subject to the terms of this Agreement, be
entitled to exercise all rights of ownership
of the shares of the Stock. All shares of
the Stock hereinafter issued by the
Corporation shall bear the same legend.
TERMINATION. This Agreement shall terminate
upon (a) the effectiveness of a registration
statement filed by the Corporation under the
Securities Act of 1933, as amended, as part
of a firmly underwritten public offering of
the capital stock of the Corporation, (b)
the  signed written agreement of the
Corporation and the holders holding ninety
percent (90%) of the issued and outstanding
shares of the Stock (c) the acquisition by a
single Shareholder of all of the Stock of
the Shareholders (d) the adjudication of the
Corporation as a bankrupt (e) the execution
by the Corporation of an assignment for the
benefit of creditors (f) the appointment of
a receiver for the Corporation (g) the
voluntary or involuntary dissolution of the
Corporation or (h) with respect to any
Shareholder, when such Shareholder ceases to
be a registered holder of shares of the
Stock. PERMITTED ESTATE PLANNING TRANSFERS.
Notwithstanding anything in this Agreement
to the contrary, any Shareholder may, at
hisher option, transfer all or any portion
of hisher shares of Stock into one or more
grantor-type trusts (as defined in Section
671 of the Code) created by himher for
estate planning purposes provided that each
such trust shall provide that during hisher
lifetime, heshe shall be and remain the sole
and exclusive trustee of such trust while
competent. The Stock transferred to any
trust as permitted by this Section shall be
deemed for purposes of this Agreement to be
and remain the Stock of the transferor
Shareholder,  and shall be and remain
subject to all of the terms, conditions,
limitations and obligations imposed by this
Agreement. NOTICES. All notice requirements
and other communications required herein
shall be deemed given if in writing and
personally delivered or on the third
succeeding business day after being mailed
by registered or certified mail, return
receipt requested, addressed to the last
known address of the Shareholder on the
stock records of the Corporation, or to such
other address as the Shareholder or the
Corporation shall request pursuant to a
written notice given in accordance with the
terms hereof. BINDING EFFECT. This Agreement
shall be binding upon, and inure to the
benefit of, the Shareholders and their
respective successors, assigns, guardians,
heirs and legal representatives. REMEDIES.
The parties hereto acknowledge and agree
that transfer of the Stock  or any interest
therein may result in injury to the parties
hereto, and that damages for breach hereof
are not readily ascertainable and would not
adequately compensate the injured party. As
a result thereof, the injured party will be
irreparably harmed if this Agreement is not
specifically enforced. Therefore, each party
hereto shall have the right to an injunction
for the specific performance  of this
Agreement  in  order to  protect  the
rights and  privileges hereunder.    The
Corporation also may refuse to recognize any
purported transferee as a Shareholder and
may continue to treat the transferor as the
Shareholder for all purposes, including,
without limitation, for purposes of dividend
and voting rights, until all applicable
provisions of this Agreement have been
satisfied. These remedies shall, however, be
cumulative and not exclusive, and shall be
in addition to all the rights of action and
remedies which the parties may have under
this Agreement or at law or in equity.
ACTION OR DISSENT BY SHAREHOLDER. In the
event a Shareholder commences an action for
dissolution of the Corporation or other
relief under Delaware corporate law, the
Corporation shall, for a period of ninety
(90) days after such an action is served
upon the Corporation or election to dissent
is filed with the Corporation, have the
option to purchase all of the shares of the
Stock by giving written notice to the
Shareholder of the exercise thereof. The
sale by the Shareholder and purchase by the
Corporation shall be at the price and upon
the terms set forth in Sections 6 and 7
above. The Shareholder hereby agrees that
the fair value of the Stock in any action
seeking relief under Delaware corporate law
shall be the Purchase Price of the Stock as
determined under Section 5 above.
CONSTRUCTION. All the clauses of this
Agreement are distinct  and  severable and,
if any clause shall be deemed illegal, void
or unenforceable, it shall not affect the
validity, legality or enforceability of any
other clause or provision of this Agreement.
ENTIRE AGREEMENT AND AMENDMENT. This
Agreement contains the entire agreement with
respect to the matters described herein and
is a complete and exclusive statement of the
terms thereof and supersedes all previous
agreements with respect to such matters,
including, without limitation, any prior
Shareholders or voting agreement among all
or some of the parties hereto and dealing
with the same subject matter of this
Agreement, none of which shall have any
further force or effect.  This Agreement may
not be altered or modified except by  a
writing signed by the Corporation and all of
the Shareholders. GOVERNING LAW AND CHOICE
OF FORUM. New Jersey law shall govern the
construction and enforceability of this
Agreement. Any and all actions concerning
any dispute arising hereunder shall be filed
and maintained only in a state or federal
court sitting in the State of New Jersey.
ADDITIONAL SHAREHOLDER. Notwithstanding
anything to the  contrary  contained herein,
if the Corporation shall issue additional
shares of its preferred and common stock,
any purchaser of such shares of preferred
and common stock may become a party to this
Agreement by executing and delivering an
additional counterpart signature page to
this Agreement and shall be deemed a
Shareholder hereunder. COUNTERPARTS. This
Agreement may be executed in counterparts,
each  of which shall constitute an original,
and all of which together shall constitute
one and the same instrument.
SIGNATURES ON FOLLOWING PAGE
The parties have caused this Agreement to be
effective as of the day and year first set
forth above.
THE CORPORATION:
SENSORY PERFORMANCE TECHNOLOGY, INC
Ben White
Title:	CEOPresident
Oliver Marmol
Kim Lavine
SCHEDULE I
PREFERRED STOCK SHAREHOLDERS
Name	Address	Shares of Stock
Ben White	26 East 12 Street
Linden, NJ 07036	250
Oliver Marmol	5500 Military Trail #22-196
Jupiter, FL 33458	125
Kim Lavine	17557 Grand River Avenue
Spring Lake, MI 49456	50
Outstanding Shares		575
COMMON STOCK SHAREHOLDERS
Name	Address	Shares of Stock
Ben White	26 East 12 Street
Linden, NJ 07036	1,000,000
Oliver Marmol	5500 Military Trail #22-196
Jupiter, FL 33458	125,000
Kim Lavine	17557 Grand River Avenue
Spring Lake, MI 49456	50,000
Outstanding Shares		3,825,000